Exhibit 10m

The omitted portions indicated by brackets have been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406, promulgated under the Securities Act of 1933, as amended.

                              SUPPLY AGREEMENT
                                  between
                      CLEAN DIESEL TECHNOLOGIES, INC.
                                   and
                       HOLT LLOYD INTERNATIONAL LTD.


AGREEMENT as of the 12th day of September, 1996 between Clean Diesel Technologies, Inc., a Delaware corporation ("CDTI"), with a place of business at Suite 702, 300 Atlantic Street, Stamford, Connecticut, U.S.A. 06901 and Holt Lloyd International Ltd. an English Company ("Holts"), with a place of business at Lloyds House, Alderley Road, Wilmslow, Cheshire SK9 1QT, U.K.

Whereas CDTI desires to sell to Holts quantities of a proprietary, platinum fuel catalyst and Holts desires to purchase quantities of such catalyst for use with its diesel fuel additives.

NOW THEREFORE, the parties agree as follows:

1.   Definitions.

(a) "Holts" shall mean Holt Lloyd International Ltd. and the subsidiaries of its ultimate holding company identified in Schedule C.

(b) "PFC" shall mean CDTI's proprietary Platinum Fuel Catalyst more particularly identified as Platinum Plus(R) 3100-SC, a superconcentrated product containing 2.0% by weight of platinum metal in a fuel soluble form, and, the specified dose rate of 0.61 ml per 50 liters of diesel fuel, providing 0.25 ppmw of platinum metal in treated fuel. Specifications for the PFC are set on Schedule A-2.

(c) "Additives" shall mean Holts' diesel fuel additives containing or intended to contain the PFC.

(d) "Application" shall mean the blending at Holts' expense of the PFC with the Additives in containers of up to five liters for use in after-treatment of fuel for both new and used diesel engines in the consumer car care market.

(e) "Patents" shall mean those patents owned or licensed to CDTI as more specifically set out on Schedule B-1.

(f) "Territories" shall mean each national jurisdiction or state worldwide except in North, Central or South America.

(g) "Mark" shall mean the CDTI trademark "Platinum Plus(R)."

(h) "Minimum Performance Levels" shall mean the annual quantity in gallons of PFC attributable to Holts' sale of its Additives in a particular Territory.

(i) "Gallons" shall mean U.S. gallons, equivalent to 3.785 liters per gallon.

(j) "Fixed Term" of this Agreement shall mean the term from the execution of this Agreement until the tenth anniversary thereof.

(k) "Extended Term of this Agreement" shall mean the term from the expiration of the Fixed Term until cancellation of this Agreement by either party on ninety (90) days notice.

2.   Purchase and Sale.

CDTI agrees to supply and sell quantities of the PFC exclusively to Holts for the Application for sale of the Additive in the Territories. Holts agrees to accept and purchase the PFC exclusively from CDTI or its licensed manufacturers only for the Application for sale in the Territories and to pay to CDTI the price therefor set out below.

3.   License.

(a) CDTI does for the Fixed and Extended Terms of the Agreement license Holts under the Patents to use and sell the PFC and to use the Mark, on an exclusive, royalty-free basis, for the Application for sale of the Additives in the Territories only. CDTI shall execute and deliver to Holts from time to time such registered user agreements as may be appropriate to use of the Mark in the Territories by Holts. Notwithstanding the foregoing, Holts acknowledges CDTI's ownership of and interest in the Mark and agrees that its use of the Mark shall not create in Holts favor any right, title or interest in or to the Mark.

(b) Subject to agreement on Minimum Performance Levels by April 30, 1997, CDTI shall not license any other party to use the Mark for diesel fuel or diesel fuel additives in a Territory during the Fixed or Extended Terms of this Agreement when Holts shall hold an exclusive license for the PFC and the Mark for the Application in such Territory. CDTI shall itself retain the right to market and sell the PFC to blenders and fuel suppliers under the Mark.

4.   Obligations of Holts.

(a) Holts agrees to use its best efforts in the Territories to promote the use of PFCs for the Application as beneficial in mobile diesels both new and retrofit and will at its expense apply for certification of the PFC, or the Additives as the case may be, with appropriate regulatory authorities in the Territories.

(b) Holts will use the PFC according to the blending specifications agreed by CDTI attached as Schedule A-1 and Holts will use all reasonable efforts to assure that PFC is blended by Holts or its blenders at the concentration recommended by CDTI. Holts will use due care in the blending of the PFC with the Additives with a view toward protection of its employees or the employees of its agents and contractors.

(c) Holts will use the Mark on the Additives containing the PFC and in all advertising concerning such products and only on such Additives and in such advertising. The packaging or labels for such Additives shall identify CDTI as owner of the Mark in such style as from time to time may be approved by CDTI, who shall act reasonably.

(d) Holts will notify CDTI as to those jurisdictions in the Territories and to the classes where the Mark shall not have been registered and where Holts requires the Mark to be registered in order to further project sales of the Additives therein. CDTI will at its expense apply for registration of the Mark in such jurisdictions. CDTI shall be the owner of the Mark when so registered. Holts will reimburse CDTI for one-half of the cost of the registration and annual maintenance of the Mark in such jurisdictions, and for the classes where Holts requires the Mark to be registered.

5.   Obligations of CDTI.

(a) CDTI will use its best efforts to assist Holts in its registration of the Additives or the PFC, as the case may be, with the appropriate regulatory authorities in the Territories, such efforts, however, shall not require the preparation, compilation or delivery of data except data as CDTI shall actually possess and shall not require testing expense, travel expense, legal fees and filing fees to be incurred by CDTI.

(b) CDTI will provide to Holts standard product specification sheets (flash point, dosing, etc.), material safety data sheets, and blending instructions.

(c) CDTI will cause to be made a standard QC analysis on product provided to Holts and make such analyses available to Holts.

(d) CDTI will not during the term of the Agreement sell PFC to other parties for the Application (for the sale of additives similar to the Additives) in the Territories, providing that by March 31st of each calendar year the parties shall have used their reasonable efforts to agree on Minimum Performance Levels for each territory for that calendar year. If the parties cannot agree on a Minimum Performance Level for a specific Territory, then Holts will have a non-exclusive license for that specific Territory for the remainder of that calendar year which non-exclusive license shall continue thereafter for the Fixed or Extended Terms of this Agreement unless such non-exclusive license for such Territory is canceled by CDTI with 90 days written notice.

(e) In the event that CDTI formulates an additive package that is technically and commercially suitable for petrol engines, then CDTI shall offer Holts the first right of refusal on a license on terms similar to this Agreement. Product specifications and pricing may differ from this Agreement.

6.   Pricing.

(a) The price per gallon of PFC through the year ended December 31, 1996 on aggregate orders up to 100 gallons is:

            Volume                  $/gal PP 3100-SC
            ------                  ----------------
            Up to 100 gal.             $[      ]

(b) The price per gallon of PFC in excess of 100 gallons in 1996 and after December 31, 1996 and through December 31, 1999, will be adjusted based on the formula set out on Schedule D. After December 31, 1999, pricing of orders will be agreed between CDTI and Holts in a written amendment to this Agreement. If the parties cannot agree in good faith then this Agreement may be terminated by either party with 90 days written notice. In the course of such good faith negotiations either party may invoke the services of a London U.K.-based mediator and the other party shall cooperate with such mediator and both parties shall share the reasonable costs of such mediation.

(c) Payment shall be net thirty (30) days from date of receipt at Holts principal sites in the U.K. and France. Delayed payments shall incur a service charge of 1.5% of the unpaid balance per month.

(d) Prices are exclusive of freight, customs duties, non-U.S. VAT sales or similar taxes and any local transportation expense following the point of delivery, such costs being for the account of Holts. Prices are inclusive of shipping insurance premiums which are for the account of CDTI.

7.   Infringement.

(a) CDTI represents and warrants that to the best of its knowledge and belief the use or sale of the PFC or the use of the Mark will not infringe upon the claims of any patent or any trademark issued or to be issued to third parties in the Territories.

(b) In the event of an infringement suit, or threatened infringement suit, against Holts by reason of the use of the Mark or the use or sale of the PFC furnished hereunder for the Application, and provided that Holts notifies CDTI promptly in writing of any claim, or threatened claim, of infringement and tenders to CDTI the defense thereof, CDTI at its option agrees either to:

     (i) control and conduct at its own expense the defense of any such claim or suit provided that Holts furnishes such assistance and information at CDTI's expense as CDTI shall reasonably request, in which case CDTI indemnifies Holts against all reasonable costs, losses and expenses incurred and CDTI agrees to keep Holts informed of the progress of any such matter, or

     (ii) reject the tender of the defense in which case CDTI indemnifies Holts against all reasonable costs, losses and expenses of Holts in defending against the claims of suit, provided that CDTI shall have the right to be defended by its own counsel in such suit.

(c) Regardless of the option selected by CDTI in (b) above, its liability shall not exceed the purchase price of the allegedly infringing goods, nor shall CDTI be liable to Holts for any consequential or punitive damages. If any injunction is issued against the further use of the allegedly infringing goods, CDTI shall have the option of procuring for Holts the right to use the goods or replacing them with a non-infringing product, as long as Holts agrees that such product achieves the same performance as PFC in the Application or of removing them and refunding the purchase price, including costs of duty and freight.

8.   Prosecution of Infringements.

Both parties shall notify the other of facts which suggest that an infringement of the Patents or the Mark in the Territories may be occurring and shall consult as to the manner of dealing with such infringements.

9.   Orders; Quantities; Packing; Claims.

CDTI agrees to provide reasonable quantities of PFC in one (1) gallon containers for trial market launches through April 30, 1997. For all orders in quantity up to 100 gallons, Holts shall give CDTI thirty (30) days notice of the quantity to be purchased and shipped each contract month and for orders in excess of 100 gallons, Holts shall give CDTI ninety (90) days notice thereof. No order shall be less than five (5) gallons. Unless Holts specifies otherwise in writing, PFC orders will be packed as CDTI may deem proper for protection against normal handling. An extra charge will be made for special requirements imposed by Holts for preservation, waterproofing and similar added protection or special packing of the PFC. The weights, tares and tests fixed by CDTI's invoice shall govern unless proven to be incorrect. Claims relating to quantity, quality, weight, condition and loss of or damage to any of the PFC sold hereunder shall be waived by Holts unless made in writing within thirty (30) days after receipt of a particular PFC shipment by Holts at its manufacturing sites in the U.K. or France.

10.  Title and Risk of Loss.

Title and Risk of Loss of all PFC shipments shall pass to Holts upon delivery of a shipment by CDTI to Holts' specified point of delivery.

11.  Warranties.

CDTI warrants that (a) the PFC is of the quality set forth in CDTI's specifications, attached as Schedule A-2, or as may be otherwise expressly stated in this Agreement, and (b) the title conveyed is good and the product is free from any lawful security interest, lien or encumbrance. CDTI MAKES NO FURTHER REPRESENTATIONS OR WARRANTIES AS TO THE PFC, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12.  Limitation of Liability; Insurance.

(a) With respect to the purchase and sale of the PFC hereunder, Holts' exclusive remedy and CDTI's exclusive liability under the Agreement or otherwise, shall be for compensatory damages for CDTI's breach of warranty set forth herein, such liability shall not exceed so much of the purchase price as is applicable to that portion of a particular shipment for which damages are claimed and neither party shall be liable to the other for consequential, statutory or punitive damages.

(b) Each of the parties hereto represents and warrants to the other that it or its subsidiaries shall maintain during the Fixed and Extended Terms of this Agreement, product liability insurance cover up to the limit of $2 million (U.S. dollars) in the aggregate and $1 million (U.S. dollars) per claim, and $11 million of total overall coverage for claims arising out of injury to persons or property alleged to have been caused by defects in or use of either the Holts additives or the CDTI PFC, as the case may be. Such policies of insurance shall be with insurance carriers of such standing and capacity as shall be reasonably approved by the other party and shall be properly licensed to issue the coverage contemplated herein.

(c) Each of the parties hereto does hereby indemnify and hold harmless the other and the shareholders, directors, officers, and employees of the other, but only up to the amount of the product liability insurance cover required to be maintained hereunder, for all cost, expense (including the fees and expenses of legal counsel), liability and damages imposed on such other party and found to have been caused by defects in or use of the party's product as contemplated hereunder, being Holts' additives or CDTI's PFC, as the case may be.

(d) Each of the parties hereto shall cause the other party to be designated as an additional insured under such party's product liability insurance required hereunder and shall, from time to time on request of the other party, procure from its insurance carrier and furnish to such other party certificates evidencing such additional insured status.

(e) Each of the parties hereto shall cause its insurance carriers providing the product liability cover required hereunder to waive subrogation with respect to the other party.

13.  Force Majure.

Neither party shall be liable for its failure to perform hereunder if due to any contingency beyond the reasonable control of the party affected, including but not limited to acts of God, war, fire, bad weather, flood, accident, labor trouble or shortage, civil disturbance, plant shutdown, equipment failure, voluntary or involuntary compliance with any applicable governmental regulation or order, or shortage or inability to obtain (on terms deemed practicable by the party affected) any raw material (including energy), equipment or transportation. CDTI shall not be obligated to deliver the product from other than CDTI's production site in the U.S. and there shall be no obligation to rebuild or repair any damage or destruction to such production or shipping points in order to fulfill this contact. During any period when CDTI is unable to supply the contract quantity of the PFC, whether caused by the circumstances above or otherwise, CDTI may allocate any available product among its customers on such basis as CDTI deems fair and reasonable.

14.  Governmental Regulation.

CDTI may discontinue, limit or curtail production and sale of PFC due to the requirements of governmental regulation, and may terminate the Agreement on thirty (30) days written notice to Holts, if in CDTI's sole and reasonable opinion such governmental regulations render the production, marketing or transportation of PFC economically, technically or commercially not feasible.

15.  Term of Agreement.

This Agreement shall remain in effect during the Fixed and Extended Terms hereof.

16.  Applicable Law and Arbitration.

This Agreement shall be governed by the internal substantive laws of the State of Delaware U.S.A. and the Federal Arbitration Act. This Agreement and all questions of its interpretation or any claims or disputes with respect to any of the transactions contemplated herein shall be determined exclusively in binding arbitration before a single arbitrator under the rules then in force of commercial arbitration of the American Arbitration Association in New York, New York, U.S.A. Any award in such arbitration may be entered in and enforced by any court having jurisdiction. Prior to initiating arbitration the parties agree that they will for a period of not less than sixty (60) days attempt to mediate all disputes and such mediation shall involve at least one face to face discussion between the parties. No arbitrator hereunder shall have any power to award consequential, statutory or punitive damages. Notwithstanding the forgoing, claims or disputes between the parties hereto shall be determined judicially, where such claims or disputes arise in the course of a judicial proceeding brought by a third party against one or both of the parties hereto and one of such parties hereto shall seek reimbursement or indemnity from the other party hereto and each of the parties hereto consents to the jurisdiction of any court in which such judicial proceeding shall arise.

17.  Assignment.

Neither this Agreement nor any right or obligation hereunder is assignable or transferable by either party in whole or in part without the prior written consent of the other party and any such purported assignment without such consent shall be void, except, however, upon a sale by a party of all or substantially all of its business as a going concern.

18.  Notices.

All notices hereunder shall be in writing and directed to the addresses of the parties set forth above or to such other address as shall be provided by notice as stipulated herein, and shall be deemed received upon transmission if by facsimile or hand delivery, or five (5) days after transmission, if by mail.


IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the date first written above.



CLEAN DIESEL TECHNOLOGIES, INC.     HOLT LLOYD INTERNATIONAL LTD.



By:                                 By:
   ---------------------------         ----------------------------

Title:                              Title:
   ---------------------------         ----------------------------


                                SCHEDULE A-1
                        CDTI/HOLTS SUPPLY AGREEMENT



                          PLATINUM PLUS(R) 3100-SC
                          ------------------------

                  PRODUCT BLENDING AND USE SPECIFICATIONS
                  ---------------------------------------


1. Holts will blend Platinum Plus(R) 3100-SC with its additives according to the product application sheet supplied by CDTI so as to provide for a concentration of 0.25 ppm platinum in fuel treated with Platinum Plus(R) 3100-SC.

2. Holts will use all reasonable means including the establishment of blending procedures and appropriate analyses of blended additives to assure that Holts and its blenders conform to the blending specifications.

3. These specifications may not be altered without written authorization from CDTI.


                                SCHEDULE A-2

                        CDTI/HOLTS SUPPLY AGREEMENT

                          PLATINUM PLUS(R) 3100 SC
                           PRODUCT SPECIFICATIONS
                           ----------------------



                       SPECIFIED PHYSICAL PROPERTIES
                       -----------------------------


                                          Min.        Max.
                                          ----        ----

            Pt Content, Wt %              2.00        2.08

            Specific Gravity, 23-24oC     0.88        0.90

            Total Halide Content, ppm      ---        500



            (Full specifications to follow.)


                                SCHEDULE B-1
                        CDTI/HOLTS SUPPLY AGREEMENT

                      PATENTS LICENSED BY JURISDICTION
                      --------------------------------

Country              Patent No.     Issue Date  Title
-------              ----------     ----------  ------

Australia            Pat. 583,580   05/04/89    Fuel Additives and Fuel
                                                Containing Soluble Platinum
                                                Group Metal Compounds and
                                                Use in Internal Combustion
                                                Engines

Europe (designated   Pat. 0189642   03/06/91    Fuel Additives and Fuel
contracting states:                             Containing Soluble Platinum
AT, BE, CH, FR, IT,                             Group Metal Compounds and
LI, LU, NL, SE)                                 Use in Internal Combustion
                                                Engines

Spain                Pat. 548,951   04/12/88    Fuel Additives and Fuel
                                                Containing Soluble Platinum
                                                Group Metal Compounds and
                                                Use in Internal Combustion
                                                Engines

United Kingdom       Pat. 2,178,757 10/19/88    Fuel Additives and Fuel
                                                Containing Soluble Platinum
                                                Group Metal Compounds and
                                                Use in Internal Combustion
                                                Engines

Greece               Pat. 85.2745   03/14/86    Fuel Additives and Fuel
                                                Containing Soluble Platinum
                                                Group Metal Compounds and
                                                Use in Internal Combustion
                                                Engines

Ireland              Pat. 58,723    10/21/93    Fuel Additives and Fuel
                                                Containing Soluble Platinum
                                                Group Metal Compounds and
                                                Use in Internal Combustion
                                                Engines

Japan                Pat. 1,931,531 05/12/95    Fuel Additives and Fuel
                                                Containing Soluble Platinum
                                                Group Metal Compounds and
                                                Use in Internal Combustion
                                                Engines


                                SCHEDULE B-2
                        CDTI/HOLTS SUPPLY AGREEMENT

                               PLATINUM PLUS
                       FOREIGN TRADEMARK APPLICATIONS
                       ------------------------------


Country           Filing Date       Serial No.        Registration No.
-------           -----------       ----------        ----------------

China             Not available     Not available
China             Not available     Not available
China             Not available     Not available

EU Community      Not available     Not available

France            11/28/95          95/599 379        95/599 379

Great Britain     11/23/95          2,046,018

Indonesia         Not available     Not available
Indonesia         Not available     Not available
Indonesia         Not available     Not available

Japan             12/5/95           125415/95
Japan             12/5/95           124416/95
Japan             12/5/95           125417/95

Korea             11/27/95          44777/95
Korea             11/27/95          44778/95
Korea             12/27/95          11493/95

Mexico            12/6/95           249,675
Mexico            12/8/95           249,891

Taiwan            7/12/96           85034640
Taiwan            7/12/96           85034641


                                 SCHEDULE C
                        CDTI/HOLTS SUPPLY AGREEMENT

               HOLTS SUBSIDIARIES COVERED UNDER THE AGREEMENT
               ----------------------------------------------



                Holt Lloyd International Ltd.         U.K.
                Holt Lloyd Ltd.                       U.K.
                Holt Lloyd Export Ltd.                U.K.
                Carr & Day & Martin Ltd.              U.K.
                Holt Lloyd SA                         France
                Holt Lloyd GmbH                       Germany
                Holt Lloyd BV                         Holland
                Holt Lloyd Europa BV                  Holland/Belgium
                Holt Lloyd SpA                        Italy
                Holt Lloyd Ltd.                       Ireland
                Holt Lloyd SA                         Spain
                Holt Lloyd Australasia Pty. Ltd.      Australia
                Holt Lloyd Ltd.                       New Zealand
                Gamlen Environmental Services Ltd.    New Zealand
                Musashi Holt KK                       Japan
                Holts Pty. Ltd.                       South Africa

Holt Lloyd International Ltd. has a 35% shareholding in Holt Lloyd & Raposa Lda., Portugal.


                                 SCHEDULE D

                          PLATINUM PLUS(R) 3100-SC
                         PRICE ADJUSTMENT SCHEDULE
                         -------------------------
                       (Valid after December 31, 1996
                       and through December 31, 1999)





1. Base pricing is based on platinum at $400/T.O. and a product price of $3,300/U.S. gallon for the first 100 gallons, or through December 31, 1996, whichever occurs first.

2. Price on orders subsequent to December 31, 1996, and through December 31, 1999 will be adjusted based on the following formula:

  Adjusted          Price of Platinum
Product Price =    at time of Order (FN*)  x (0.40) ($[  ]) + 0.60 ($[  ])
                  -----------------------
                   Base Price @ $400/T.O.


3. Notwithstanding the foregoing, CDTI shall be entitled to a price adjustment if it shall be determined that the above pricing as escalated shall be grossly inequitable. In the course of discussions to alter this pricing structure, either party may invoke the services of a London U.K.-based mediator and the other party shall cooperate with such mediator and both parties shall share the reasonable costs of such mediator.





(FN*) Defined as platinum price confirmed by Johnson Matthey on date of written acceptance by CDTI of order.